State of Delaware

Secretary of State

Division of Corporations

Delivered 10:30 AM 02/11/2016

FILED 10:30AM 02/11/2016

SR 20160749869 – File Number 4149939

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: The Huntington Funds

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Trust is Mutual Fund and Variable Insurance Trust

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective February 22, 2016 .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on

the 10th day of	February , 2016 A.D. By: /s/ Stephen P. Lachenauer Trustee Name: Stephen P. Lachenauer Type or Print